UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	1-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California		94588-3229
(Address of principal executive offices)		(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information required by this Item 1.01 is incorporated by reference from Item 2.03 of this Current Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2011, Safeway Inc. (“Safeway”) entered into a $700 million Term Credit Agreement by and among Safeway, as borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Goldman Sachs Bank USA, as documentation agent, and the lenders that are party to the Term Credit Agreement.

The Term Credit Agreement provides to Safeway an up to $700,000,000 three-year and three-month senior term credit facility available to Safeway as a delayed draw term credit facility in two draws (each of which shall be in minimum amounts of $100,000,000 and increments of $25,000,000) from the closing date through on or prior to the date which is four months after the closing date. The borrowings under the term credit facility may be used for general corporate purposes, including to fund Safeway’s stock repurchase program, to repay or refinance bank loans, commercial paper and other borrowings, and for working capital, capital expenditures and acquisitions. Semi-annual amortization will be required in an amount equal to 5.50% of the aggregate principal amount of the term loans made under the Term Credit Agreement beginning on June 30, 2013, with the balance payable on March 19, 2015.

The Term Credit Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of Safeway and its subsidiaries to incur certain liens, make certain asset sales, enter into certain mergers or amalgamations, engage in certain transactions with shareholders and affiliates and alter the character of its business from that conducted on the closing date.

The Term Credit Agreement also contains two financial maintenance covenants: (i) a Minimum Interest Coverage Ratio that requires Safeway not to permit the ratio of Consolidated Adjusted EBITDA (as defined in the Term Credit Agreement) to consolidated interest expense to be less than 2.00:1.00, and (ii) a Leverage Ratio that requires Safeway not to permit the ratio of consolidated total debt, less unrestricted cash in excess of $75,000,000, to Consolidated Adjusted EBITDA, to exceed 3.50:1.00. These financial covenants could restrict the ability of Safeway to undertake additional financing to the extent that such financing would cause such ratios to exceed the specified limits.

The Term Credit Agreement covenants are substantially similar to the covenants contained in Safeway’s existing Credit Agreement dated as of June 1, 2011.

Failure to comply with these covenants and restrictions could result in an event of default under the Term Credit Agreement. In such an event, Safeway could be restricted from requesting borrowings under the term credit facility, and all amounts outstanding under the Term Credit Agreement, together with accrued interest, could then be declared immediately due and payable.

The foregoing description in this Current Report of the Term Credit Agreement is not intended to be a complete description of the Term Credit Agreement. The full text of the Term Credit Agreement is attached as an exhibit to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10(iii).1	Term Credit Agreement as of December 19, 2011, by and among Safeway Inc., as borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Goldman Sachs Bank USA, as documentation agent, and the lenders that are party to the Term Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC. (Registrant)

Date: December 22, 2011	By:	/s/ ROBERT A. GORDON
Name: ROBERT A. GORDON
Title: Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.

10(iii).1	Term Credit Agreement as of December 19, 2011, by and among Safeway Inc., as borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Goldman Sachs Bank USA, as documentation agent, and the lenders that are party to the Term Credit Agreement.